Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Maravai LifeSciences Holdings, Inc. 2020 Omnibus Incentive Plan and the Maravai LifeSciences Holdings, Inc. 2020 Employee Stock Purchase Plan of Maravai LifeSciences Holdings, Inc. of our report dated September 8, 2020 (except as to the fifth paragraph of Note 1, as to which the date is November 11, 2020), with respect to the consolidated financial statements of Maravai Topco Holdings, LLC and Subsidiaries for the years ended December 31, 2018 and 2019, included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-249733) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 23, 2020